CONSULTING AGREEMENT

BETWEEN

U.S. PREMIUM BEEF, LLC

AND

STEVEN D. HUNT

THIS CONSULTING AGREEMENT (this “Agreement”) dated as of January 28, 2013 (the “Effective Date”), is made by and between U.S. Premium Beef, LLC, a Delaware limited liability company (“USPB”), and Steven D. Hunt (“Hunt”).

WHEREAS, Steven D. Hunt (“Hunt”) is currently employed by USPB, as Chief Executive Officer pursuant to the “CEO Employment Agreement Between U.S. Premium Beef, LLC and Steven D. Hunt, Employment Years 2010-2015, Amended and Restated Through 3rd Amendment, April 10, 2012” as of April 10, 2012 (the “Prior Agreement”);

WHEREAS, to facilitate management transition, USPB desires to modify Hunt’s responsibilities and terminate the employment arrangements in Prior Agreement (it being understood that certain provisions of the Prior Agreement continue after the termination of employment as CEO) but retain Hunt as a consultant as provided in this Agreement; and

WHEREAS, Hunt is willing to enter into this Agreement and terminate the Prior Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.         TERM.  Subject to the terms and conditions herein, USPB will retain Hunt to provide services from the Effective Date until 12 months after the Effective Date, or a later date as the parties may mutually agree (the “Expiration Date”) (the period from the Effective Date until the Expiration Date being sometimes referred to as the “Term”).

2.          SERVICES.

a.      Scope.  Hunt agrees to provide consulting services during normal business hours as USPB may reasonably request from time to time at a chief executive officer level of advice and consultation, which services shall be focused on USPB, USPB’s operations as a company, USPB’s investment in and contractual relationship with National Beef Packing Company, LLC, cattle delivery to and grid pricing with National Beef Packing Company, LLC, and any contractual issues arising from USPB’s sale of ownership interests in National Beef Packing Company, LLC to Leucadia.  Hunt shall personally provide the consultative services to fulfill all of Hunt’s obligations under this Agreement.  No person other than Hunt will assume Hunt’s obligations under this Agreement.

b.      Request For Services.  During the Term, Hunt shall provide consulting services to USPB as reasonably requested by the Board of Directors or the CEO, or CFO of USPB from time to time.

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c.       Attendance At Board Meetings.  As part of the services under this Agreement and at the request of USPB upon reasonable advance notice, Hunt will attend and participate in meetings and actions of the Board of Directors or the Board of Managers of National Beef Packing Company, LLC, (including telephonic meetings and actions taken by written consent) and receive copies of all materials distributed to the Board of Directors.  Notwithstanding the foregoing, Hunt shall have no vote in any meeting, or consent action, nor will Hunt be counted for purposes of determining whether a quorum is present.

3.         COMPENSATION.

a.       Consulting Fee.  Hunt shall be paid by USPB a consulting fee at the annual rate of $500,000 for the 12-month period of the Term, except as provided in Section 4(g).  The fee shall be paid in substantially equal monthly installments on or before the last day of each monthly period with respect to each period.

b.      Support.  During the Term, USPB shall, at its expense, cause to be provided for Hunt’s use, a laptop with connection to the USPB network, day use office facilities including computer and data services at USPB’s principal business locations, and secretarial services.  Hunt shall have reasonable access to USPB personnel as he may reasonably require in carrying out his obligations and providing services under this Agreement.

c.       Business Expenses.  During the Term, Hunt shall also be reimbursed by USPB for reasonable business expenses actually incurred or paid by him, consistent with the policies of USPB, in rendering to USPB the services provided for in this Agreement, upon presentation of expense statements or other supporting information as USPB may reasonably require.  The expenses shall include, without limitation, expenses for business travel requested by USPB.

d.      Travel.  During the Term, USPB shall not request Hunt to travel other than occasionally for business purposes.

4.         TERMINATION.

a.      USPB: Permanent Disability.  The retention of Hunt under this Agreement may be terminated by USPB on at least thirty (30) days’ prior written notice if the Board of Directors of USPB reasonably determines that Hunt has become permanently disabled (as defined below).  The written notice shall provide reasonable detail regarding the basis for the determination.  Hunt shall be deemed to be “permanently disabled,” as used in this subsection, if Hunt has been substantially unable to discharge his duties and obligations under this Agreement with or without reasonable accommodation, by reason of illness, accident or disability for a period of 60 days.

b.      USPB: Death.  The retention of Hunt under this Agreement shall be automatically terminated on the date of Hunt’s death.

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c.      USPB: For Cause.  USPB may terminate this Agreement for cause (as defined below) by the vote of a majority of the full Board of Directors of USPB following:  (i) notice to Hunt of not less than fifteen (15) days setting forth in detail the nature of the cause; and (ii) a hearing before the Board of Directors at which Hunt shall be entitled to representation by counsel.  USPB shall have “cause” to terminate Hunt, as used in this subsection, only if Hunt has:  (i) refused or failed, after reasonable written notice that the refusal or failure would constitute a default under this Agreement, to carry out any reasonable and material order of the Board of Directors given to Hunt in writing; (ii) materially and willfully breached the terms of this Agreement; (iii) demonstrated gross negligence or willful misconduct in the execution of material assigned duties where the gross negligence or willful misconduct has resulted, or would reasonably be expected to result, in material damage to USPB; or (iv) been convicted of a felony (A) constituting fraud, embezzlement or other illegal conduct related to its services or (B) which has otherwise resulted, or would reasonably be expected to result, in material damage to USPB.  With respect to clauses (ii) and (iii) of the previous sentence, USPB shall have “cause” to terminate Hunt only if the damage referred to in the notice or resulting from the action or inaction is not cured or avoided by Hunt within thirty (30) days following the giving of the notice referred to above.

d.      USPB: Any Reason or No Reason.  In addition to the circumstances set forth above in subsections (a), (b) and (c), USPB may terminate Hunt’s services for any reason or no reason and with or without cause upon thirty (30) days’ prior written notice to Hunt.

e.       Hunt: Any Reason or No Reason.  Hunt may terminate this Agreement for any reason or no reason upon thirty (30) days’ prior written notice to USPB.

f.       Hunt: Good Reason.  Hunt may terminate this Agreement at any time for good reason (as hereinafter defined) upon written notice to USPB.  For purposes of this subsection, “good reason” shall mean the occurrence of any of the following (i) a reduction by USPB in Hunt’s basic compensation; or (ii) a material and willful breach by USPB of any of its obligations to Hunt under this Agreement.

g.       Compensation Through Termination and After Termination.  If this Agreement is terminated pursuant to subsection (a), (b), (c) or (e) above, Hunt shall be entitled to, and USPB’s obligation under this Agreement shall be limited to the payment of the compensation accrued under Section 3(a) through the date of termination.  If this Agreement is terminated pursuant to subsection (d) or (f) above, Hunt shall be entitled to and USPB’s obligation shall be to pay Hunt through the Expiration Date.

5.        COVENANT NOT TO COMPETE.  Hunt agrees that during the Term he will comply with the noncompetition agreements and covenants not to compete with USPB and National Beef Packing Company, LLC under the Prior Agreement.

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6.        INDEMNIFICATION.  USPB agrees, to the fullest extent permitted by the Delaware Limited Liability Company Act and other applicable law, to indemnify Hunt against any and all claims, losses, damages or costs related in any way to Hunt’s prior employment with USPB or to his service as an officer or member of the Board or as a fiduciary or trustee of any benefit plan maintained by USPB or any of its subsidiaries or to the consulting services under this Agreement.  USPB will pay all attorney fees and other expenses relating in any way to this indemnification agreement and shall advance any fees and other expenses at the request of Hunt, and all payments under this Section will be fully grossed up for any tax liabilities.  This indemnification agreement will continue and survive following the termination of all of Hunt’s services, until the expiration of all applicable statutes of limitation.  USPB will carry a directors’ and officers’ liability insurance policy throughout the period during which the foregoing indemnification agreement survives, with terms reasonably acceptable to Hunt, but the right to indemnity under this Agreement shall not be limited by, or to the coverage of, the insurance policy.  The foregoing rights shall also not be exclusive of any other indemnification rights arising under the USPB limited liability company agreement or other agreement or resolution or other decision of the members or Board of Directors of USPB and shall inure to the benefit of the heirs and legal representatives of Hunt.   Notwithstanding the foregoing, any indemnification shall be limited to circumstances or events where (a) either (i) Hunt, at the time of the action or inaction in question, determined in good faith that his course of conduct was in, or not opposed to, the best interests of USPB, or (ii) in the case of inaction by Hunt, the inaction was not intended to be harmful or opposed to the best interest of USPB, and (b) Hunt’s conduct did not constitute fraud or willful misconduct by Hunt.

7.        HUNT’S REPRESENTATION.  Hunt represents and warrants to USPB that neither the execution nor delivery of this Agreement, nor the performance of Hunt’s obligations under this Agreement will conflict with, or result in a breach of, any term, condition, or provision of, or constitute a default under, any obligation, contract, agreement, covenant or instrument to which Hunt is a party or under which Hunt is bound, including without limitation, the breach by Hunt of a fiduciary duty to any employer, during the Term.

8.        GOVERNING LAW.  This Agreement shall be governed by and construed and enforced in accordance with the internal substantive law (but not the conflict of law principles) of the State of Missouri.

9.        COSTS OF ENFORCEMENT.  Subject to the provisions of Section 17, if either party brings any legal action against the other to enforce its rights under this Agreement, the prevailing party in the dispute shall be entitled to recover from the other party all fees, costs and expenses of enforcing its rights under this Agreement including, without limitation, the reasonable fees and expenses of attorneys, accountants and expert witnesses, which shall include, without limitation, all fees, costs and expenses of appeals.

10.      ENTIRE AGREEMENT.  This Agreement shall constitute the whole agreement of the parties hereto in reference to any retention of Hunt by USPB and in reference to any of the matters or things herein provided for or hereinabove discussed or mentioned in reference to the employment, and all prior agreements, promises, representations and understandings relative thereto are hereby superseded.  Without limiting the generality of the foregoing, this Agreement shall supersede and replace any and all existing employment agreements or arrangements which Hunt may have with USPB, including, without limitation, the Prior Agreement.

11.      ASSIGNABILITY.

a.       In the event that USPB shall merge or consolidate with any other partnership, limited liability company, corporation, or business entity, or all or substantially all of USPB’s business or assets shall be transferred in any manner to any other partnership, limited liability company, corporation or business entity, then this Agreement shall automatically be terminated unless mutually agreed in writing.

b.      This Agreement is personal in nature and neither Hunt nor USPB shall, without the written consent of the other, assign or transfer this Agreement or any rights or obligations under this Agreement, except by operation of law or pursuant to the terms of Section 11(a).

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c.      Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any person, other than USPB and Hunt, any right, remedy or claim under or by reason of this Agreement or of any term, covenant or condition of this Agreement.

12.     AMENDMENTS; WAIVERS.  This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants of this Agreement may be waived only by written instrument executed by USPB and Hunt or, in the case of a waiver, by the party waiving compliance.  The failure of any party at any time or times to require performance of any provisions of this Agreement shall in no manner affect the right at a later time to enforce the same.  No waiver by any party of the breach of any term or provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

13.      NOTICE.  All notices, requests and other communications under this Agreement shall be in writing and:  (i) if given by personal delivery, shall be deemed to have been validly served, given or delivered upon actual delivery; (ii) if sent by overnight courier service, shall be deemed to have been validly served, given or delivered on the next business day after delivery to the overnight courier service; (iii) if mailed, shall be deemed to have been validly served, given or delivered three business days after deposit in the United States mail, as registered or certified mail, with proper postage prepaid and, in the case of (ii) or (iii) of this section, addressed to the party or parties to be notified, at the following addresses (or other address(es) as a party may designate for itself by like notice); and (iv) if sent by facsimile, shall be deemed to have been validly served, given or delivered upon receipt of facsimile confirmation;

If to USPB:

USPB

c/o U.S. Premium Beef, LLC

12200 North Ambassador Drive

Kansas City, Missouri 64163

Attention:  Chief Executive Officer

Fax:  (816) 713-8810

With a copy to:

Stoel Rives LLP

Suite 4200

33 South Sixth Street

Minneapolis, Minnesota 55402

Attention:  Mark J. Hanson

Fax:  (612) 373-8881

If to Hunt:

Steven D. Hunt

824 Kings Ridge

Liberty, MO  64068

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14.       SEVERABILITY.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to the jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable the provision in any other jurisdiction.

15.       SURVIVABILITY.  The rights and obligations of the parties to this Agreement under Sections 3(a), 4, 5, 6, 7, 8, 9, 10, 11, 13, 14, 15, 17, 18, 19, 20, 21, 22 and all provisions of this Agreement necessary for the enforcement of those rights and obligations, shall survive the termination of this Agreement.

16.       COUNTERPARTS.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed one Agreement.

17.       DISPUTE RESOLUTION.

a.      Mini-Trial.  To the fullest extent permitted by law, and subject to the provisions of Section 4(c), the parties agree in the event of any alleged breach this Agreement to submit the dispute for resolution by “mini-trial,” unless either party believes that the procedure is inappropriate for the matter in controversy.  The mini-trial shall be conducted in accordance with the Center for Public Resources (CPR) Mini-Trial Agreement for Business Disputes before a panel consisting of a person with full decision-making authority designated by each party and a neutral advisor selected jointly by the parties.  Limited discovery shall be permitted as agreed by the parties.  The mini-trial shall be conducted in Kansas City, Missouri at an agreed time, place and date.  Arguments may be presented by counsel or others as each party deems appropriate.  Each party shall have no more than three hours (which may be extended by mutual agreement) to present exhibits, testimonies, summaries of testimony and argument.  No recording of the proceeding shall be permitted.  Hunt may have present and consult with other advisors as deemed appropriate.  The proceeding shall be confidential and, unless a mutually agreeable settlement is reached, no portion of the proceeding shall be used for any purpose in any subsequent proceeding.  If a mutually agreeable settlement is reached, the panel shall prepare or cause to be prepared a written settlement agreement setting forth the terms and conditions of the settlement which shall be executed by each party and shall be enforceable by and binding upon each party.  In the event a mutually agreeable settlement is not reached through use of the mini-trial proceeding, either party may initiate arbitration as provided in subsection (b) below.  The neutral advisor shall be disqualified as a witness, consultant or expert in any subsequent proceeding.

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b.      Arbitration.  Subject to the provisions of Section 4(c), in the event either party has determined that the mini-trial procedure is not appropriate or if no mutually agreeable settlement is reached through use of the mini-trial procedure, the dispute shall be resolved by binding arbitration in Kansas City, Missouri in accordance with the rules of the Uniform Arbitration Act.  The arbitration shall be initiated by either party by notifying the other party in the same manner as a summons or by registered mail return receipt requested and requesting a panel of five arbitrators from the American Arbitration Association.  Alternate strikes shall be made to the panel commencing with the party requesting the arbitration until one name remains.  The individual shall be the arbitrator for the controversy.  The party requesting the arbitration shall notify the arbitrator in the same manner as a summons or by registered mail return receipt requested who shall hold a hearing(s) within sixty (60) days of the notice.  To the fullest extent permitted by law, reasonable discovery, including depositions, shall be permitted.  Discovery issues shall be decided by the arbitrator.  Post-hearing briefs shall be permitted.  The arbitrator shall render a decision within twenty (20) days after the conclusion of the hearing(s).  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction of the matter.  All fees for the arbitration will be divided equally among the participating parties.

18.       CONFIDENTIALITY.

a.       Maintain Certain Information Confidential.  Hunt acknowledges that it will obtain certain confidential information and trade secrets (“Confidential Information”) about USPB during its engagement, that this information was obtained by USPB at great expense and the information is zealously guarded by USPB from unauthorized disclosure.  In recognition of the foregoing, Hunt will not at any time during his engagement or following termination for any reason, disclose, use or make otherwise available to any third party any Confidential Information relating to USPB’s business, including, but not limited to:  its products, business methods and techniques; trade secrets, data, specifications, developments, and research activity; marketing and sales strategies, information and techniques; long and short term plans; business policies; current and prospective customer lists, contacts and information; financial, personnel and information system information; and any other information concerning the business of USPB, except for disclosure necessary in the course of Hunt’s duties.  Confidential Information shall not include information that (i) at the time of disclosure or thereafter is (x) in the public domain or becomes generally known to the public through no fault of Hunt or (y) not treated as confidential by USPB; (ii) was available to Hunt on a non-confidential basis from a source other than USPB, provided that the source was not known by Hunt to be bound by a confidentiality agreement with USPB; (iii) is known to Hunt prior to receipt from USPB (or any predecessor of USPB); or (iv) Hunt is legally compelled to disclose.  This confidentiality provision is intended by the parties to be enforceable regardless of whether the protected information legally constitutes “trade secrets.”

b.      Return of Information.  Hunt agrees that, upon termination of its engagement with USPB whether voluntary or involuntary, it will promptly deliver to USPB (and will not keep in its possession or deliver to anyone other than USPB) all Confidential Information in its possession, including, without limitation, all records, data, notes, reports, proposals, lists, correspondence, business plans, and other documents or property pertaining to the Confidential Information and all reproductions and extracts of the Confidential Information.  Hunt acknowledges and agrees that all the materials are the sole property of USPB and that it will certify to USPB at the time of termination that it has complied with this obligation.

19.       OFFSET.  USPB shall not offset any amounts owing on the compensation to Hunt, absent a final judicial determination of a monetary damage award payable by Hunt to USPB.

20.       INDEPENDENT CONTRACTOR.  Hunt’s services under this Agreement shall be performed as an independent contractor and not as an employee of USPB.  Consequently, USPB will not withhold Social Security taxes, Medicare taxes, federal income taxes, or state or local taxes of any kind from any amounts paid Hunt under this Agreement and Hunt will not be eligible for any employee benefits under this Agreement.  Hunt shall have the sole responsibility for payment of all taxes relating to or resulting from the amounts paid under this Agreement.

21.       COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE.

a.          The parties intend that the payments and benefits under this Agreement shall comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, the Agreement shall be interpreted and administered in conformity with the intent to the maximum extent permitted.

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b.         A termination of employment shall not be deemed to have occurred for purposes of any provision of the Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless the termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any provision of the Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Code Section 409A.

c.         Unless the Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of compensation is to be paid for a specified continuing period of time beyond the date of Hunt’s separation from service in accordance with USPB’s payroll practices (or other similar term), the payments of the compensation shall be made on a monthly basis.

d.         Notwithstanding any other payment schedule provided in the Agreement to the contrary, if Hunt is identified on the date of his separation from service as a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then the following shall apply:

(i)       With regard to any payment that constitutes nonqualified deferred compensation subject to Code Section 409A and payable on account of a “separation from service,” the payment shall be made on the date which is the earlier of (A) the expiration of the six month period measured from the date of Hunt’s “separation from service” and (B) the date of Hunt’s death (the “Delay Period”) to the extent required under Code Section 409A.  Upon the expiration of the Delay Period, all payments delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of the delay) shall be paid to Hunt in a lump sum, and all remaining payments due under the Agreement shall be paid or provided in accordance with the normal payment dates specified for them therein.

(ii)      To the extent that any benefits to be provided during the Delay Period constitute nonqualified deferred compensation subject to Code Section 409A and are provided on account of a “separation from service,” Hunt shall pay the cost of the benefits during the Delay Period, and USPB shall reimburse Hunt for that portion of the costs that would otherwise have been paid by USPB during the Delay Period upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by USPB in accordance with the procedures specified therein.

e.          For all expenses, in-kind benefits, or other reimbursements under the Agreement that constitute nonqualified deferred compensation subject to Code Section 409A, each of the following shall apply:

(i)       All expenses or other reimbursements shall be made on or prior to the last day of the taxable year following the taxable year in which the expenses were incurred by Hunt,

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(ii)      Any right to reimbursement or in kind benefits shall not be subject to liquidation or exchange for another benefit, and

(iii)     No reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

f.          Notwithstanding any other provision of the Agreement to the contrary, in no event shall any payment under the Agreement that constitutes nonqualified deferred compensation subject to Code Section 409A be subject to offset unless otherwise permitted by Code Section 409A.

22.      Prior Employment Agreement.  Hunt’s employment under Prior Agreement shall be terminated as of the Effective Date of this Agreement, but all of the provisions of the Prior Agreement other than employment shall remain in full force and effect as provided in the Prior Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

“Hunt”

Steven D. Hunt

      /s/ Steven D. Hunt

“USPB”

U.S. Premium Beef, LLC

By:      /s/ Mark R. Gardiner

Its: Chairman

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